As filed with the Securities and Exchange Commission on June 24, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

iHeartMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0241222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

(210) 822-2828

(Address of principal executive offices, including zip code)

2015 Executive Long-Term Incentive Plan

(Full title of the plans)

Lauren E. Dean

Vice President, Assistant General Counsel and Assistant Secretary

iHeartMedia, Inc.

200 East Basse Road

San Antonio, Texas 78209

Telephone: (210) 822-2828

(Name, address and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Brian D. Wolfe

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock	4,000,000	$7.00(2)	$28,000,000(2)	$3,254

(1)	This Registration Statement covers 4,000,000 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of iHeartMedia, Inc. (the “Company” or the “registrant”) for offer or sale under the Company’s 2015 Executive Long-Term Incentive Plan (the “New Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the New Plan.
(2)	Estimated, solely for the purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low sales prices for the Class A common stock on June 22, 2015.

EXPLANATORY NOTE

This Registration Statement covers 4,000,000 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of iHeartMedia, Inc. (the “Company” or the “registrant”) for offer or sale under the Company’s 2015 Executive Long-Term Incentive Plan (the “New Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the New Plan.

Additionally, (i) 1,237,882 shares of Common Stock currently available for awards granted under the Company’s 2008 Executive Incentive Plan, as amended and restated (the “Prior Plan”), and (ii) 6,289,580 shares of Common Stock underlying current awards under the Prior Plan that ultimately are not delivered to participants, are issuable under the New Plan. The foregoing shares of Common Stock were previously registered under a Registration Statement on Form S-8 (Registration No. 333-152647), as filed with the Securities and Exchange Commission on July 30, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act

Item 2.	Company Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2014.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015;

(c)	Current Reports on Form 8-K filed on May 7, 2015, May 20, 2015 and June 24, 2015 (excluding any portions of such reports that were “furnished” rather than “filed”); and

(d)	The Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 30, 2008.

All information filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished to, and not filed with, the SEC) subsequent to the effective date of this Registration Statement will be deemed to be incorporated by reference herein and to be a part of this document from the date of filing of such information until all of the securities offered pursuant to this Registration Statement are sold or the offering pursuant to this Registration Statement is terminated. Any statement contained herein or in any information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed information that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital, LLC (“Bain Capital”), Thomas H. Lee Partners, L.P. (“THL”) and some of their respective affiliates in connection with various legal matters. Certain partners of Kirkland & Ellis LLP, through various entities, are investors in investment funds affiliated with Bain Capital and THL, and some of the partners of Kirkland & Ellis LLP are, through various entities, investors in investment funds affiliated with Bain Capital and THL. Affiliates of Bain Capital and THL indirectly own a majority of the shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that, to the fullest extent permitted by DGCL, none of its directors shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders. In addition, the Charter and amended and restated bylaws (the “Bylaws”) provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The Company has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Charter, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The registrant’s 2015 Executive Long-Term Incentive Plan also provides for indemnification for each member of the board of directors or committee appointed by the board of directors and any officer or employee of the registrant who provides assistance with the administration of the plan or to whom plan-related responsibility is delegated, from and against any loss, cost, liability, damage and expenses arising out of or incurred in connection with the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct. We also have purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Delaware law, the Charter, the Bylaws, indemnification agreements, and other agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL the Charter, the Bylaws, the indemnification agreements, executive employment agreements, and other agreements containing indemnification provisions with our senior officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this the 24th day of June, 2015.

IHEARTMEDIA, INC.

By:	/s/ Scott D. Hamilton
Name:	Scott D. Hamilton
Title:	Senior Vice President, Chief Accounting Officer and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Walls, Jr., Richard J. Bressler and Scott D. Hamilton, or any of them, as true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments and supplements, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert W. Pittman Robert W. Pittman	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	June 24, 2015

/s/ Richard J. Bressler Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (principal financial officer) and Director	June 24, 2015

/s/ Scott D. Hamilton Scott D. Hamilton	Senior Vice President, Chief Accounting Officer (principal accounting officer) and Assistant Secretary	June 24, 2015

/s/ David C. Abrams David C. Abrams	Director	June 24, 2015

/s/ Irving L. Azoff Irving L. Azoff	Director	June 24, 2015

Signature	Title	Date

/s/ James C. Carlisle James C. Carlisle	Director	June 24, 2015

/s/ John P. Connaughton John P. Connaughton	Director	June 24, 2015

/s/ Julia B. Donnelly Julia B. Donnelly	Director	June 24, 2015

Signature	Title	Date

/s/ Matthew J. Freeman Matthew J. Freeman	Director	June 24, 2015

/s/ Blair E. Hendrix Blair E. Hendrix	Director	June 24, 2015

/s/ Jonathon S. Jacobson Jonathon S. Jacobson	Director	June 24, 2015

/s/ Ian K. Loring Ian K. Loring	Director	June 24, 2015

/s/ Scott M. Sperling Scott M. Sperling	Director	June 24, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of iHeartMedia, Inc. (Incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-151345) filed on June 2, 2008)

4.2	Amended and Restated Bylaws of iHeartMedia, Inc. (Incorporated by reference from Exhibit 3.2 to the Company’s Registration Statement on Form S-4 (Registration No. 333-151345) filed on June 2, 2008)

4.3	Stockholders Agreement, dated as of July 29, 2008, by and among the Company, Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., certain stockholders of the Company, LLM Partners, Ltd., MPM Partners Ltd. and RTM Partners, Ltd. (Incorporated by reference to Exhibit 4 to the Company’s Form 8-A Registration Statement filed July 30, 2008)

4.4	Amended and Restated Voting Agreement dated as of May 13, 2008 by and among the Company, BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III LP and Highfields Capital Management LP (Incorporated by reference to Annex E to the Company’s Registration Statement on Form S-4 (File No. 333-151345) filed on June 2, 2008)

4.5	Voting Agreement dated as of May 13, 2008 by and among the Company, BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, Abrams Capital Partners I, LP, Abrams Capital Partners II, LP, Whitecrest Partners, LP, Abrams Capital International, Ltd. and Riva Capital Partners, LP (Incorporated by reference to Annex F to the Company’s Registration Statement on Form S-4 (File No. 333-151345) filed on June 2, 2008)

4.6	Affiliate Transactions Agreement, dated as of July 30, 2008, by and among the Company, Bain Capital Fund IX, L.P., Thomas H. Lee Equity Fund VI, L.P. and BT Triple Crown Merger Co., Inc. (Incorporated by reference to Exhibit 6 to the Company’s Form 8-A Registration Statement filed July 30, 2008)

4.7*	Form of Restricted Stock Award Agreement

4.8	iHeartMedia, Inc. 2015 Executive Long-Term Incentive Plan (Incorporated by reference to Appendix A to the iHeartMedia, Inc. definitive proxy statement on Schedule 14A for its 2015 Annual Meeting of Stockholders filed March 31, 2015)

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)

*	Filed herewith.